Exhibit 99.1

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

For further information contact:

Company:	Lona Cornish PolyMedix, Inc. 484-598-2340 lcornish@polymedix.com

Investors:	Erika Moran emoran@investorrelationsgroup.com

Media:	Janet Vasquez jvasquez@investorrelationsgroup.com

The Investor Relations Group 212-825-3210
POLYMEDIX SECURES $10 MILLION EQUITY LINE FACILITY WITH
DUTCHESS EQUITY FUND, LP
PolyMedix to Receive up to $10.0 Million Over Three Years
Radnor, PA (May 20, 2009) — PolyMedix, Inc. (OTC BB: PYMX, www.polymedix.com), an emerging biotechnology company developing acute care products for infectious diseases and acute cardiovascular disorders, has entered into an agreement with Dutchess Equity Fund, LP for up to $10 million of financing through an equity line facility. In accordance with the terms of the agreement, Dutchess has committed to purchase up to $10,000,000 of the Company’s common stock over thirty-six months. While the per share price will be determined based on market prices in accordance with an agreed formula, the company will set its minimum acceptable per share price for each draw, and a maximum of 12 million shares may be issued under the facility. In connection with the establishment of the equity line, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission to register the resale by Dutchess of any shares issued to it under the equity line. Subject to the effectiveness of the registration statement and the satisfaction of other customary conditions, PolyMedix may draw on the facility from time to time, as and when it determines appropriate, in accordance with the timing and volume provisions set forth in the agreement.
“This financing allows PolyMedix to opportunistically sell up to $10 million of common stock over the next three years,” said Nicholas Landekic, PolyMedix President and CEO. “The structure of our agreement provides PolyMedix the option to sell and obligates Dutchess to purchase common stock at a 5% discount to a calculated volume weighted average market price. After giving consideration to the operating milestones planned for the next few years along with the relatively low cost of capital and flexibility of this financing arrangement, we believe that this equity line facility will be a beneficial complement to financing PolyMedix’s progress, while permitting us to avoid unnecessary dilution and enhance long-term stockholder value.”

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400
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About Dutchess Equity
Dutchess Equity is engaged in assisting growth companies in all facets of their long term strategy by providing capital and progressive business solutions. Dutchess manages a portfolio of private investments in public equities. Founded in 1996, Dutchess has since transacted in excess of $1 billion in financing for public companies. These companies span a wide array of industries including telecom, VIOP, wireless communications, healthcare, biotechnology, medical devices, Internet, e-commerce, media, oil and gas, defense, homeland security, consumer products, manufacturing and alternative energy. With offices in Boston, Mass. and LaGrangeville, NY, Dutchess has assisted companies throughout North America.
About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drug candidates that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a mechanism of action distinct from those of current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends”, “goal”, “potential,” “may,” “suggest,” and similar expressions. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.